EXHIBIT 99.3

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces Regular Quarterly Dividend Policy

-- Dividend Amount of $0.15 per Share per Quarter --

INCLINE VILLAGE, NV, February 28, 2011 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that its board of directors has adopted a regular dividend policy for 2011 and beyond and declared that the four quarterly dividends to be paid to its stockholders in 2011 will be $0.15 per share of common stock.  The $0.15 dividends will be paid on March 15, June 15, September 15 and December 15 to all stockholders who own shares of PDL on March 8, June 8, September 8, and December 8, the Record Dates for each of the dividend payments, respectively.

In response to requests by stockholders, the Company is moving from a special dividend policy to a regular quarterly dividend policy to provide more consistent returns to stockholders.

“The regular quarterly dividend policy will give investors confidence in our commitment to pay dividends to our stockholders. The dividend payments for 2011 allow us to provide a return to our stockholders from current cash flow and use a portion of our cash flow to increase the return to stockholders through the acquisition of new royalty generating assets,” said John P. McLaughlin, president and chief executive officer of PDL BioPharma.

Stockholders desiring to purchase shares with rights to the dividend must ensure that their trades are executed prior to the “ex-dividend” date and settle prior to the Record Date. NASDAQ will establish an ex-dividend date that is generally two business days prior to the Record Date. Investors should consult with their brokers or financial advisors regarding their specific situations.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

As all dividend payments are subject to compliance with legal requirements, dividend announcements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and could be withdrawn prior to payment at the discretion of the Company’s board of directors. Important factors that could impair the value of the Company’s royalty assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2010. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

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